Exhibit 99
ProCentury Corporation Reports 2006 First Quarter Results
COLUMBUS, Ohio, May 3, 2006 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, reported net income for the quarter ended March 31, 2006, of $4.6 million, or $0.35 per diluted share compared to net income of $3.1 million, or $0.23 per diluted share for the first quarter of 2005.
Highlights for the quarter ended March 31, 2006 include:
•	An increase of 49.4% in net income for the first quarter of 2006 compared to the same period of 2005.

•	An increase of 21.8% in gross premiums written for the first quarter of 2006 compared to the first quarter of 2005.

•	An increase in earned premiums of 18.0% for the first quarter of 2006 compared to the first quarter of 2005.

•	A combined ratio of 94.7% compared to a combined ratio of 95.9% for the first quarter of 2005.
Edward Feighan, ProCentury’s Chief Executive Officer said, “Thanks to the hard work of our associates, we have been able to sustain the momentum that we gained in the fourth quarter of 2005. While we continue to grow the top line in terms of gross written premium, our commitment to underwriting discipline remains steadfast.”
Financial Results for the First Quarter 2006
For the quarter ended March 31, 2006, ProCentury’s net income increased by 49.4% to $4.6 million or $0.35 per diluted share, compared to net income of $3.1 million or $0.23 per diluted share for the same period in 2005.
The combined ratio was 94.7% for the first quarter of 2006 compared to 95.9% for the first quarter of 2005. For the first quarter of 2006, the loss ratio was 62.1% and the expense ratio was 32.6%. This compares to a loss ratio of 62.0% and expense ratio of 33.9% for the first quarter of 2005.
Gross premiums written for the first quarter of 2006 increased by 21.8% to $58.0 million compared to $47.6 million for the same period in 2005. Premiums earned increased by 18.0% to $49.0 million in the first quarter of 2006 compared to $41.5 million in the first quarter of 2005. Investment income for the first quarter of 2006 was $4.4 million, an increase of 40.1% from investment income of $3.2 million in the first quarter of 2005.
Other First Quarter 2006 ProCentury News
-	On April 19, 2006, A.M. Best reaffirmed the A- (Excellent) rating of the Company’s primary subsidiary, Century Surety Company.

-	ProCentury paid a dividend of $0.03 per share to shareholders of record as of March 27, 2006. This was an increase of one-half-cent per share compared to the dividend paid in December of 2005.

-	During the quarter, ProCentury Insurance Company, a subsidiary of Century Surety Company, received approval to write admitted business in 6 additional states and is currently admitted in 11 states.

First Quarter 2006 Conference Call Information
ProCentury’s 2006 first quarter results will be discussed by management in more detail on Thursday, May 4, 2006 at 10:00 a.m. EDT.
To listen to the call, please dial 1-866-314-9606, approximately five minutes prior to the start of the call. The Conference ID is 8106729. For those who cannot listen to the live conference call, a replay will be available from approximately 1:00 p.m. EDT on May 4, 2006 until midnight on May 20, 2006. The access number for the replay is 1-800-642-1687 and the Conference ID code is 8106729. The conference call will also be broadcast live over the Internet and can be accessed by all interested parties on the Company’s website at http://www.procentury.com. Please access the website at least 15 minutes prior to the start of the call to register and to download any necessary audio software.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites property and casualty insurance for small- and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
NOTE ON FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical statements are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiary; 3) uncertainties related to governmental and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; and 6) the risk that our reinsurers may not be able to fulfill their obligations to us. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except per share data)

	Quarter Ended	Quarter Ended
	March 31, 2006	March 31, 2005
Gross premiums written	$58,029	47,632
Net premiums written	$50,432	42,286

Premiums earned	$49,002	41,520
Net investment income	4,426	3,159
Net realized investment gains (losses)	21	(59)
Total revenues	53,449	44,620

Losses and loss expenses	30,439	25,727
Amortization of deferred policy acquisition costs	12,066	10,220
Other operating expenses	3,923	3,065
Severance expense	—	793
Interest expense	543	417

Total expenses	46,971	40,222

Income before income taxes	6,478	4,398
Income tax expense	1,878	1,319

Net income	$4,600	3,079

Basic income per share	$0.35	0.24
Diluted income per share	$0.35	0.23

Weighted average of shares outstanding — basic	13,100,705	13,046,339

Weighted average of shares outstanding — diluted	13,200,571	13,129,546

Loss and loss expense ratio	62.1%	62.0%
Expense ratio	32.6	33.9

Combined ratio	94.7%	95.9%

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(dollars in thousands, except per share data)

Assets	March 31, 2006	December 31, 2005
Investments	$376,082	360,782
Cash	6,189	5,628
Premiums in course of collection, net	13,098	14,849
Deferred policy acquisition costs	21,418	20,649
Prepaid reinsurance premiums	10,691	10,989
Reinsurance recoverable on paid and unpaid losses, net	46,882	43,870
Other assets	18,979	17,378

Total assets	$493,339	474,145

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$223,780	211,647
Unearned premiums	96,763	95,631
Long term debt	25,000	25,000
Other liabilities	23,825	20,664

Total liabilities	369,368	352,942

Shareholders’ equity:
Capital stock, without par value	—	—
Additional paid-in capital	99,841	100,202
Retained earnings	29,050	24,846
Unearned share compensation	—	(695)
Accumulated other comprehensive loss, net of tax expense	(4,920)	(3,150)

Total shareholders’ equity	123,971	121,203

Total liabilities and shareholders’ equity	$493,339	474,145

Book value per share	$9.38	9.17

Number of common shares outstanding	13,211,019	13,211,019

Source: ProCentury
Contact: Jeff Racz, 614-823-6302